Exhibit 99.01

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Immersion Corporation Announces CFO Change; Affirms 2011 Financial Outlook

SAN JOSE, Calif., December 15, 2011 – Immersion Corporation (NASDAQ: IMMR), the leader in developing and licensing touch feedback technology (http://www.immersion.com/corporate/), today announced that Shum Mukherjee, Chief Financial Officer, will step down from the Company effective December 31, 2011.

The Company also reaffirmed its outlook for fiscal 2011 for revenues of $29.5 to $30.5 million and net loss of $(1.0) to $(2.0) million.

“I want to thank Shum for his efforts on behalf of the company,” said Immersion CEO Victor Viegas. “As we move forward, we are focused on supporting our hybrid business strategy which includes IP licensing as well as solutions sales. We expect our financial results for fiscal 2011 to be in line with the outlook provided last quarter and look forward to continuing to execute across our strategic initiatives in the coming year.”

Mr. Viegas will assume the role of interim Chief Financial Officer while the Board of Directors conducts a search for a successor. Bernard J. Whitney, a partner at FLG Partners, a leading CFO services and board advisory firm, has been engaged as a senior financial consultant to assist the company during the transitional period. Prior to joining FLG, Mr. Whitney served as Chief Financial Officer or in other senior financial management roles for fast-growth global technology companies including Handspring, Inc., Sanmina Corp. (NASDAQ: SANM), Network General Corp., and Connor Peripherals, Inc. He presently serves as the Audit Committee Chair of the board of directors at Digimarc Corporation (NASDAQ: DMRC), a digital rights management company.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ:IMMR) is the leading innovator in haptics technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1200 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding our expectations for fiscal 2011 revenues to be in the range of $29.5 to $30.5 million, the expectation as to our net income for the full year and other statements regarding future growth and our intellectual property.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, continued disruption in the markets for Immersion’s and its licensees’ products due to the recent earthquake and tsunami in Japan; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in transitioning to a pure IP licensing model and in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; potential restructuring charges; failure to retain key personnel; potential and actual claims and proceedings, including stockholder litigation; competition; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2010 and its most recent Quarterly Report on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, MOTIV and TouchSense are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

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